EXHIBIT 16.1

October 4, 2013

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 4, 2013 of DS Healthcare Group, Inc. and are in agreement with the statements contained first sentence with regards to the dismissal of Cherry Bekaert LLP, the second and fourth sentence of the first paragraph, the second, third and fifth paragraphs therein in their entirety.  We have no basis to agree or disagree with other statements of the Registrant contained therein.

Ft. Lauderdale, Florida